EXHIBIT 4.3

SIGMA ALDRICH 401(k) RETIREMENT SAVINGS PLAN

As amended and restated effective January 1, 2007

SIGMA ALDRICH 401(k) RETIREMENT SAVINGS PLAN

WHEREAS, Sigma-Aldrich Corporation maintains a form of profit sharing plan known as the "SIGMA-ALDRICH 401(K) RETIREMENT SAVINGS PLAN" ("Plan") designed to comply with the provisions of the United States Internal Revenue Code (the "Code") and the Employee Retirement Income Security Act of 1974 ("ERISA") applicable to tax‑qualified employee benefit plans; and

WHEREAS, the Plan has been amended and restated from time to time, the last such amendment and restatement effective January 1, 2001; and

WHEREAS, this restatement of the Plan is intended to qualify under and satisfy the provisions of the Code and ERISA applicable to tax‑qualified employee benefit plans and official guidance issued thereunder, including recent final regulations under Code Section 415.

RESTATEMENT OF THE PLAN AND THE TRUST AND EFFECTIVE DATE

Sigma-Aldrich Corporation does hereby adopt an amendment and restatement of the Plan, represented by this instrument, the provisions of which shall become effective as of January 1, 2007, unless otherwise specified herein.

The rights and duties under the Plan of individuals whose employment with Sigma-Aldrich Corporation or any adopting employer under the Plan terminated before the effective date of any provision hereof shall be determined in accordance with the provisions of the Plan in effect on the relevant dates during such employees' employment with Sigma-Aldrich Corporation or the adopting employer.

SECTION 1
DEFINITIONS

A.	"Account" means the sum of the Participant's accounts set out in Section 4A.

B.	"Beneficiary" means, unless otherwise elected in the manner described below, the Participant's spouse. However, the Participant may designate a Beneficiary other than his spouse if:

1.	the spouse has waived any right to be the Participant's Beneficiary, or

2.	the Participant has no spouse, or

3.	the spouse cannot be located.

Any consent by the Participant's spouse to waive any rights to be the Participant's Beneficiary must be in writing, must acknowledge the effect of such waiver including specific consent as to the Beneficiary, and must be witnessed by a Plan representative or notary public.

In such event, the designation of a Beneficiary and the spouse's consent to waive any right to be the Participant's Beneficiary must be on the forms provided by the Retirement Savings Committee. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Retirement Savings Committee. However, the Participant's spouse must again consent in writing to any such change or revocation unless the spouse constitutes the sole primary Beneficiary following such change or revocation.

In the event the Participant shall not have designated a Beneficiary and leaves no surviving spouse, or in the event no Beneficiary so designated shall be alive, the amounts otherwise payable to a Beneficiary shall be paid to the person, or divided equally among all the persons, in the first of the following classes of successive preference beneficiaries in which there shall be any person surviving such Participant:

1.	the Participant's children;

2.	the Participant's parents;

3.	the Participant's brothers and sisters; and

4.	the Participant's estate.

Notwithstanding the foregoing, and notwithstanding anything in the Plan to the contrary, in the event a Participant is divorced or legally separated from his or her spouse prior to distribution of his or her Accounts, any then-existing designation of such spouse as the Participant’s Beneficiary shall automatically be null and void as of the date of such divorce or legal separation, and such spouse (or former spouse) shall be considered the Participant’s Beneficiary only if the Participant thereafter affirmatively designates the spouse (or former spouse) as such in accordance with the procedures described in this Plan.

C.	"Calendar Quarter" means any of the quarters ending on March 31, June 30, September 30 or December 31 of any calendar year.

D.	"Code" means the Internal Revenue Code of 1986, as amended.

E.	"Company" means Sigma-Aldrich Corporation, a Delaware Corporation.

F.	"Company Stock" means the common stock of the Company, including all reinvested dividends.

G.	“Compensation” means the monetary payments made to an Eligible Employee during the calendar year for services rendered while an Eligible Employee. Such amount shall include salary, commissions, wages, overtime pay, any accrued vacation, bonuses, amounts contributed through a salary reduction arrangement to a plan which meets the requirements of Section 125 of the Code or any elective deferrals under Section 402(g)(3) of the Code, elective contributions to a Code Section 457 non-qualified deferred compensation plan and any amounts contributed through a salary reduction arrangement to a plan which meets the requirements of Section 132(f)(4) of the Code, but shall not include amounts paid or contributed to any other employee benefit plan or group insurance plan, amounts realized under any stock bonus plan or stock appreciation right, any reimbursed expenses, moving expenses, severance payments, fringe benefits and other items not paid in money. Effective for Plan Years beginning on or after January 1, 2008, Compensation shall exclude all amounts paid after the Eligible Employee has terminated employment.

Compensation in a calendar year in excess of $200,000 or such larger amounts indexed pursuant to Section 401(a)(17) of the Code shall be disregarded for all purposes of the Plan. To the extent the term “Compensation” is used in the Plan, such term shall mean Compensation unless an alternative definition is specifically provided for the term “compensation.”

H.	"Contributions" means any of the following types of Employer Contributions:

1.	Salary Deferral Contributions means the sum of those contributions made by payroll deduction on behalf of a Participant under Sections 3A1and 3A2.

2.	Matching Employer Contributions means those contributions made by the Employer on behalf of the Participant under Section 3A3.

3.	Fixed Employer Contributions means the sum of those contributions made by the Employer on behalf of the Participant under Section 3A4.

I.	“Controlled Group” means the Company and all other entities required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code. For purposes of Section 3I, “more than fifty percent (50%)” shall be substituted for “at least eighty percent (80%)” when applying the control tests in Section 414(b) or (c) of the Code.

I-a.
“Disability” means a physical or mental condition which, in the judgment of the Retirement Savings Committee (or its delegate), totally and permanently prevents an Eligible Employee from engaging in any substantial remunerative occupation or employment, not including any condition resulting from the Employee’s participation in the commission of a felony, or from injury received or disease contracted in the service of the Armed Forces of the United States or of any other country. A determination of Disability shall be based upon a certification from a physician selected by the Retirement Savings Committee (or its delegate), or a determination by the Social Security Administration that the Eligible Employee is entitled to disability benefits under the Social Security Act.

J.	"Effective Date" means January 1, 2007.

K.
“Eligible Employee” means an Employee in the employment of an Employer, but excluding any Employee who (1) is employed on a contract basis, or (2) is included in a unit of Employees covered by a negotiated collective bargaining agreement, under which retirement benefits were the subject of good faith bargaining, or (3) was hired by a non-US member of the Controlled Group, has transferred to an Employer and is excluded from this Plan pursuant to the terms of an employment contract, or (4) is classified on the Employer’s records as an Employee who is projected when initially employed and each anniversary thereafter to be credited with less than 1,000 Hours of Service during a consecutive 12-month period. Upon completion of 1,000 Hours of Service during a consecutive 12-month period, an Employee who is described in clause (4) shall be considered an Eligible Employee.

K-a	"Employee" means any individual who is classified as a common law employee on the payroll records of a member of the Controlled Group.

Notwithstanding the foregoing, a person who is not considered by a member of the Controlled Group, on its payroll records, to be a common law employee, but who is later determined by a court of competent jurisdiction or an agency of the federal or an applicable state government to be an Employee shall nevertheless not be considered an Employee for purposes of this Plan for periods prior to the date on which such determination is made.

Solely for purposes of the pension requirements of Section 414(n)(3) of the Internal Revenue Code, Leased Employees shall be treated as Employees.

L.	"Employer" means the Company and each domestic member of the Controlled Group, other than a member which has, with the written approval of the Company, elected not to participate in the Plan.

M.	"ERISA" means the Employee Retirement Security Income Act of 1974, as now in effect or as hereafter amended.

N.	"Hours of Service" for an Employee compensated on the basis of a certain amount for each hour worked during a given period means:

1.
Each hour for which an Employee is directly or indirectly paid or entitled to payment by a member of the Controlled Group for the performance of duties and on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence.

For the purpose of this subparagraph (1) no Hours of Service shall be credited to the Employee for payments which reimburse medical expenses incurred by the Employee or which are made under a plan maintained solely for the purpose of complying with applicable worker's compensation, unemployment compensation or disability insurance laws, and (2) no more than 501 Hours of Service are required to be credited to an Employee on account of any single continuous period during which the Employee performs no duties.

An Hour of Service shall not be counted more than once. Hours of Service shall be calculated in accordance with Department of Labor Regs. §2530.200b‑2(b) and (c);

2.
For an Employee who is not compensated on the basis of a certain amount for each hour worked during a given period, credit shall be given at the rate of one hundred ninety (190) Hours of Service for each calendar month of employment with a member of the Controlled Group for which he would be credited with one or more Hours of Service if 1 above applied.

Solely for vesting purposes, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service that would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, 8 hours of service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of a birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

Each hour of paid leave of absence taken by an Employee pursuant to the terms of the Family and Medical Leave Act of 1993 (“FMLA”) shall be treated as an Hour of Service to the same extent as any other hour of paid leave of absence, pursuant to the rules described above. Hours of unpaid leave of absence pursuant to FMLA shall be taken into account for purposes of benefit accrual, eligibility for participation, or vesting only to the extent that such credit is provided to other Employees who are on unpaid leave of absence.

O.
“Leased Employee” means any person (other than an Employee) who, pursuant to an agreement between a member of the Controlled Group and any other person, has performed services for a member of the Controlled Group (or for a member of the Controlled Group and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one (1) year, provided such services are performed under the primary direction or control of a member of the Controlled Group.

P.	“Participant” means any one or all of the following:

1.	“Active Participant”: an Eligible Employee who is or becomes eligible to participate in the Plan under Section 2 and is not a Former Participant.

2.	“Former Participant”: a Participant who ceases to be an Eligible Employee but still has an Account under the Plan.

A Part-Time Participant shall be included in the definition of a Participant.

Q.	"Part-Time Participant" means an Eligible Employee who is or becomes eligible to participate in the plan under Section 2 and who is classified in the Employer’s records as a part‑time Employee.

R.	”Plan" means the Sigma-Aldrich 401 (k) Retirement Savings Plan.

S.	"Plan Administrator" means the Company.

T.	"Plan Year" means each twelve month period commencing on January 1 and ending on December 31.

U.
"Qualified Plan" means any Plan qualified under Section 401 of the Code. For purposes of Sections 14 and 15 only, the term "Qualified Plan" also includes a simplified employee pension described in Section 408(k) of the Code.

V.	“Retirement” means termination of employment with all members of the Controlled Group at or after age 65.

W.	"Retirement Savings Committee" means the individuals appointed in accordance with the provisions of Section 11 for the purposes of administering the Plan.

W-a.	"Rollover Account" means the account maintained for a Participant to record amounts transferred to the Trust Fund pursuant to Section 3F and adjustments relating thereto.

X.	"Trustee" means the individual or entity referred to in Section 9A to administer the funds under the Plan.

Y.	"Valuation Date" means the last day of any Calendar Quarter or more frequent period as determined by the Company.

Z.
"Year of Service" means, for any Employee, a twelve month period of employment. An Employee shall accrue 1/12th of a Year of Service for each calendar month in which the Employee is credited with an Hour of Service.

SECTION 2
ELIGIBILITY

A.
Eligibility. All Eligible Employees who were Participants on December 31, 2006 shall remain Participants on January 1, 2007. All other Eligible Employees shall become Participants thirty (30) days from their date of employment or, if later, on the date they become Eligible Employees. Notwithstanding the foregoing, except as otherwise provided herein, an individual who becomes an Eligible Employee on the date his employer is acquired by the Company and becomes an Employer shall become a Participant as soon as administratively feasible after the date of the acquisition. An Eligible Employee who was an employee of Advanced Separation Technologies Inc. on October 6, 2006 (other than the President/CEO and the VP/ Corporate Secretary) shall be eligible to participate in the Plan effective immediately for payroll periods ending on and after October 6, 2006.

An Eligible Employee (other than an Eligible Employee who becomes an Eligible Employee on the date his employer is acquired by the Company and becomes an Employer) who first performs services on or after August 1, 2004, shall be deemed to have elected to make a Salary Deferral Contribution at a rate of 6% of Compensation, unless such Eligible Employee affirmatively elects not to make a Salary Deferral Contribution or to make a Salary Deferral Contribution at a different rate of Compensation. Such election must be made in a form acceptable to the Retirement Savings Committee before the date on which he would otherwise be deemed to have elected to make a Salary Deferral Contribution pursuant to procedures established by the Retirement Savings Committee.

Any election (other than a deemed election) must be made by the Participant within the time period established by the Retirement Savings Committee. Any election made after the established cutoff date for a month shall not be effective with respect to the succeeding month. Except for occasional, bona fide administrative considerations, Salary Deferral Contributions made pursuant to a Participant’s Salary Deferral election cannot precede the earlier of (a) the performance of services relating to the contribution and (b) when the Compensation that is subject to the election would be currently available to the Participant in the absence of such election.

An Employee who is reemployed by the Employer and who previously was a Participant shall become eligible to participate on the first day of the month following his date of reemployment as an Eligible Employee.

SECTION 3
CONTRIBUTIONS

A.	Employer Contributions. Subject to the limitations imposed elsewhere under the Plan, the Employer shall contribute the following amounts with respect to each Active Participant:

1.
A Salary Deferral Contribution in accordance with the election (or deemed election as provided in Section 2) made by each Active Participant. Any such Contribution shall be from 1% to 15% of the amount of the Participant's Compensation, with respect to Highly Compensated Employee (as defined in Section 3G2 of the Plan), and from 1% to 75% of the amount of the Participant's Compensation, with respect to Non-Highly Compensated Employees (as defined in Section 3G2 of the Plan) for the payroll period (in 1% increments), to be made by payroll deduction, but, except as provided in Section 3A2, a Participant's Salary Deferral Election or Contribution shall not exceed the Applicable Dollar Limit determined in accordance with Section 402(g) of the Code.

2.
For Plan Years beginning after December 31, 2001, all Participants who are eligible to make Salary Deferral Contributions under the Plan and who have attained age fifty (50) before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code and regulations issued thereunder. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the limitations of Sections 402 (g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of such catch-up contributions. Any such catch-up contribution shall be from 1% to 75% of the amount of the Participant’s Compensation for the payroll period (in 1% increments), to be made by payroll deduction, but not in excess of the limits imposed by Section 414(v) of the Code.

3.
Effective January 1, 2005, a Matching Employer Contribution equal to 60% of the contribution percentage elected by the Participant pursuant to Section 3A1, shall be contributed each payroll period to the Plan; provided, however, the maximum contribution percentage of the Participant which shall be matched is 6%. Matching Employer Contributions shall be based on Compensation paid during the period that the Participant elects to make Salary Deferral Contributions pursuant to Section 3A1 up to the maximum amount of Compensation that may be taken into account for the Plan Year. The Matching Employer Contribution shall be contributed as soon as administratively feasible after the last day of the payroll period to which they apply or such later date as may be determined by the Company. Matching Employer Contributions shall not be made with respect to catch-up contributions described in Section 3A2.

4.
For each Calendar Quarter, a Fixed Employer Contribution of one hundred fifty dollars ($150) for each Active Participant (seventy‑five dollars ($75) for each active Part‑Time Participant). A Participant shall receive an allocation of the Fixed Employer Contribution if and only if the Participant is an Active Participant on the first day of such Calendar Quarter.

Notwithstanding the amount of Employer contributions (as described above) which would otherwise be contributed by the Employer, the amount of Employer contributions for any Plan Year are conditioned on their deductibility under Section 404 of the Code.

B.	Timing of Employer Contributions. All Employer Contributions for each Plan Year shall be delivered to the Trustee within the time permitted by the Code.

C.	Rate of Employer Contributions. An Active Participant may change the rate at which Salary Deferral Contributions are being made on his behalf by the Employer by payroll reduction by giving instructions to the Plan Administrator as prescribed by the Plan Administrator. A Participant's change will be given effect as soon as administratively feasible after the Participant's election is received by the Company. The election must be received by the Company within the time limits set out in Section 2.

D.
Suspension or Resumption of Employer Contributions. A Participant who has elected to make Salary Deferral Contributions may suspend his contributions at any time. A Participant's election will be given effect as soon as administratively feasible after the Participant's election is received by the Company. An election of resumption of participation shall be given effect consistent with the provisions of Section 3C. A Participant’s Salary Deferral Contributions will automatically stop if the Participant ceases to be an Eligible Employee. If the Participant again becomes an Eligible Employee, he may elect to resume making Salary Reduction Contributions. An election by an Eligible Employee to suspend his contributions shall not result in an event which would entitle the Participant to receive a distribution of his Account

E.
Election of Non‑Participation. Notwithstanding any other provisions of the Plan, an Eligible Employee who elected not to make Salary Deferral Contributions when first eligible to do so may elect at any time to start making Salary Deferral Elections. An election to begin making contribution shall be given effect consistent with the provisions of Section 3C.

F.	Rollover Amount From Other Plans.

1.
(a)    An Eligible Employee who is a distributee of any Eligible Rollover Distribution may elect on forms prescribed by the Plan Administrator to have such distribution paid directly to this Plan. Such distribution shall be made in the form of a direct‑trustee‑to‑trustee transfer or in the form of a rollover by the Eligible Employee to this Plan.

(b)
For purposes of this Section, “Eligible Rollover Distribution” means any distribution to an employee of all or any portion of the balance to the credit of the employee in a qualified trust other than (i) a distribution which is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of the employee and the employee’s designated beneficiary, or a distribution which is for a specified period of 10 years or more, (ii) a distribution required under Section 401(a)(9) of the Code, (iii) an amount distributed on account of hardship, or (iv) a portion of a distribution that consists of after-tax employee contributions which are not includible in gross income.

(c)
Any trustee‑to‑trustee transfer made pursuant to this Section which results in any portion of a distribution being excluded from gross income shall be treated as a rollover contribution described in Section 408(d)(3) of the Code.

2.
The Retirement Savings Committee shall develop such procedures and may require such information from an Eligible Employee desiring to make such a transfer or rollover, as it deems necessary or desirable to determine that the proposed transfer or rollover will meet the requirements of this Section. The amount transferred shall be deposited in the Trust Fund and shall be credited to a Rollover Account. The Eligible Employee shall be 100% vested in such account, shall share in income allocations, but shall not share in Employer contributions. Upon termination of employment, the total amount of the Eligible Employee's Rollover Account shall be distributed in accordance with Section 6.

G.
Limitation on Salary Deferral Contributions. To ensure continued qualification of the Plan, a test (the “Actual Deferral Percentage Test" or "ADP Test") must be met for each Plan Year. The ADP Test shall be conducted in accordance with the following rules:

1.
Actual Deferral Percentage. The Actual Deferral Percentage for either of two test groups of Participants for any Plan Year shall be the average for a group (calculated separately for each Participant in such group) obtained by dividing (a) by (b) below, multiplied by one hundred:

(a)	the Salary Deferral Contributions actually made on behalf of each Participant for such Plan Year (before the limitations contained in Section 3K have been applied), and

(b)	each such Participant's Compensation for the Plan Year.

Compensation for purposes of this Section 3G1 shall mean compensation within the meaning of Code Section 414(s)(1) and (3).

Employer contributions on behalf of any Participant shall include: (1) any Salary Deferral Contributions (other than catch-up contributions) made pursuant to the Participant's election form (or deemed election) (including Excess Contributions of Highly Compensated Employees), but excluding (A) excess deferrals as defined in Treas. Reg. §1.402(g)-1(a) of Non-Highly Compensated Employees that arise solely from Salary Deferral Contributions made under the Plan or plans of this Employer and (B) Salary Deferral Contributions that are taken into account in the CP test (provided the ADP test is satisfied both with and without exclusion of these Salary Deferral Contributions); and (2) qualified nonelective employer contributions that meet the requirements of Treas. Reg. §1.401(k)-2(a)(6), if any. For purposes of computing ADPs, an Employee who would be a Participant but for the failure to make Salary Deferral Contributions shall be treated as a Participant on whose behalf no Salary Deferral Contributions are made.

The ADP for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Salary Deferral Contributions

(and qualified nonelective contributions) allocated to his accounts under two or more arrangements described in Section 401(k) of the Code that are maintained by an Employer, shall be determined as if such Salary Deferral Contributions (and, if applicable, such qualified nonelective contributions) were made under a single arrangement. If a Highly Compensated Employee participates in two or more arrangements described in Section 401(k) of the Code of an Employer that have different plan years, all Salary Deferral Contributions made during the Plan Year under all such arrangements shall be aggregated. For plan years beginning before 2006, all such arrangements ending with or within the same calendar year shall be treated as a single arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatory disaggregated under regulations under Section 401(k) of the Code.

In the event this Plan satisfies the requirements of Section 401(k), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then this section shall be applied by determining the ADP of Participants as if all such plans were a single plan. Plans may be aggregated in order to satisfy Section 401(k) of the Code only if they have the same Plan Year and use the same ADP testing method.

In the event this Plan satisfies the requirements of Section 401(k), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then this Section 3G shall be applied by determining the ADP of Participants as if all such plans were a single plan. Plans may be aggregated in order to satisfy Section 401(k) of the Code only if they have the same Plan Year and use the same ADP testing method.

2.	Participant Groups. Participants at any time during a Plan Year shall be separated into two test groups as of the last day of each Plan Year as follows:

(a)	Highly Compensated: This group shall consist of those Participants who, within the meaning of Code Section 414(q):

(i)	for the Plan Year or the prior Plan Year, were at any time a 5% Owner; or

(ii)	for the prior Plan Year, received compensation in excess of $80,000

(b)	Non‑Highly Compensated: This group shall consist of all remaining Participants who are not Highly Compensated.

A 5% Owner for purposes of this Section 3G2 shall be any Employee for any year if at any time during such year such Employee was a 5-percent owner (as defined in Section 416 (i) (1) of the Code) of an Employer.

Compensation for purposes of this Section 3G2 shall mean compensation within the meaning of Code Section 414(q)(4).

The dollar amounts under subsection (a)(ii) shall be indexed at the same time and in the same manner as under Section 415(d) of the Code, except that the base period shall be the calendar quarter ending September 30, 1996.

A Participant is a Highly Compensated Employee for a particular Plan Year if he meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

3.	ADP Test. For any Plan year, the Actual Deferral Percentage for the Highly Compensated Group may not exceed the greater of (a) or (b) below:

(a)	the Actual Deferral Percentage for the Non-Highly Compensated Group multiplied by 1.25, or

(b)
the lesser of (i) the Actual Deferral Percentage for the Non-Highly Compensated Group multiplied by 2 and (ii) the Actual Deferral Percentage for the Non-Highly Compensated Group plus two percent (2%).

This testing shall be done on the basis of the current year method.

The Company can elect to use prior year testing for a Plan Year only if the Plan has used current year testing for each of the preceding five Plan Years or if, as a result of a merger or acquisition described in Section 410(b)(6)(C)(i) of the Code, the Company maintains both a plan using prior year testing and a plan using current year testing and the change is made within the transition period described in Section 410(b)(6)(C)(ii) of the Code.

For purposes of the ADP test, Salary Deferral Contributions and qualified nonelective employer contributions must be made before the end of the 12-month period immediately following the Plan Year to which the contributions relate.

Salary Deferral Contributions of Highly Compensated Employees in excess of the amount permitted by the ADP test are hereby referred to as “Excess Contributions.”

4.
Limitations on Salary Deferral Contributions for Highly Compensated Employees. The Retirement Savings Committee is authorized to reduce to the extent necessary the deferral percentage under Section 3G3 for Highly Compensated Employees, prior to the close of the Plan Year if the Retirement Savings Committee reasonably believes that such reduction is necessary to prevent the Plan from failing both tests in Section 3G3. Such adjustments shall be made in accordance with rules prescribed by the Retirement Savings Committee.

5.
Adjustments to Meet ADP Test. The Retirement Savings Committee may, in its sole discretion, apply any of the corrective devices described in this Section in any combination and in any order. In lieu of making qualified nonelective employer contributions, the Retirement Savings Committee may, in its sole discretion, reduce the amount of Salary Deferral Contributions that any Highly Compensated Employee may contribute for the Plan Year to avoid Excess Contributions as provided in Section 3A4.

If the Plan permits catch-up contributions pursuant 3A2, Salary Deferral Contributions otherwise classified as Excess Contributions shall be treated as catch-up contributions for Participants eligible to make catch-up contributions, subject to the limits of Section 3A2.

Alternately, the Employer may, in the Company’s sole discretion, make an additional Matching Employer Contribution on behalf of Non-Highly Compensated Employees up to such an amount that, when allocated to such Participants’ accounts, the resulting allocations will satisfy the ADP test. Such additional Matching Employer Contributions shall be allocated to the Participants’ Salary Deferral Contributions Accounts as of the last day of the Plan Year for which the contributions are made.

Alternately, the Retirement Savings Committee may, in its sole discretion, specify that a portion of the Matching Employer Contribution allocated to the accounts of Non-Highly Compensated Employees be designated as a qualified matching contribution to the extent required to satisfy the ADP test of Section 401(k) of the Code pursuant to Treas. Reg. §1.401(k)-2(b)(3); provided that, such a designation satisfies the nondiscrimination requirements of Treas. Reg. §§1.401(k) and 1.401(m). The portion of a Matching Employer Contribution that is designated as a qualified matching contribution pursuant to the preceding sentence shall be allocated to the Participants’ Salary Deferral Contributions Accounts as of the last day of the Plan Year for which the contribution was made.

In the event the ADP test of Section 401(k) of the Code is not satisfied after application of such corrective devices for a Plan Year, the Retirement Savings Committee may, in its sole discretion, direct a refund of the Excess Contributions and income attributable thereto at such times and in such manner as is permitted by the Code and Treasury Regulations. The aggregate dollar amount of such Excess Contributions shall be determined by reducing the Salary Deferral Contributions of Highly Compensated Employees beginning with the Highly Compensated Employee with the highest actual deferral ratio (“ADR”) in accordance with Treas. Reg. §1.401(k)-2(b)(2)(ii). The Salary Deferral of the Highly Compensated Employee with the highest ADR shall be reduced to the extent necessary to reduce the ADR of such Participant so that the ADP test is satisfied or so that such Participant’s ADR is equal to the ADR of the Highly Compensated Employee with the next highest ADR. This reduction shall be repeated until the ADP test is satisfied. The aggregate dollar amount of Excess Contributions shall be equal to the total amount of such Salary Deferral Contribution reductions. The aggregate amount of Excess Contributions so determined shall be distributed to Highly Compensated Employees using the “dollar-leveling method.” Under this method, Excess Contributions shall be distributed first to the Highly Compensated Employee with the highest dollar amount of Salary Deferral Contributions so that such Participant’s Salary Deferral Contributions equal the dollar amount of the Salary Deferral Contributions of the Highly Compensated Employee with the next highest dollar amount of Salary Deferral

Contributions. If the total amount distributed is less than the aggregate amount of Excess Contributions, this method shall be repeated until the aggregate amount of Excess Contributions has been distributed. After such refunds are made, the Plan shall be treated as meeting the ADP test regardless of whether the Plan would satisfy such ADP test if recalculated. Any Matching Employer Contribution that was in fact already made on behalf of such a Participant that is attributable to such a refunded Excess Contribution shall be forfeited. Income attributable to any refund shall be determined in accordance with a method that satisfies Treas. Reg. §1.401(k)-2(b)(2)(iv).

H.
Limitation on Matching Employer Contributions. To ensure continued qualification of the Plan, a test (the “Average Contribution Percentage Test” or “ACP Test”) must be met for each Plan Year. The ACP Test shall be conducted in accordance with the following rules:

1.
Contribution Percentage. The Average Contribution Percentage for either of the two test groups of Participants for any Plan Year shall be the average for a group (calculated separately for each Participant in such group) obtained by dividing (a) by (b) below, multiplied by one hundred:

(a)	the Matching Employer Contributions actually made on behalf of each Participant for such Plan Year, and

(b)	each such Participant's Compensation for the Plan Year.

Compensation for purposes of this Section 3H1 shall mean Compensation within the meaning of Code Section 414(s)(1) and (3).

The Contribution Percentage for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have contribution percentage amounts (as defined below) allocated to his accounts under two or more arrangements described in Section 401(a) of the Code or Section 401(k) of the Code that are maintained by an

Employer, shall be determined as if the total of such contribution percentage amounts were made under each plan and arrangement. If a Highly Compensated Employee participates in two or more such plans or arrangements that have different plan years, all contribution percentage amounts made during the Plan Year under all such plans and arrangements shall be aggregated. For plan years beginning before 2006, all such arrangements ending with or within the same calendar year shall be treated as a single arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatory disaggregated under regulations under Section 401(m) of the Code.

In the event this Plan satisfies the requirements of Section 401(m), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then this section shall be applied by determining the CP of Participants as if all such plans were a single plan. Plans may be aggregated in order to satisfy Section 401(m) of the Code only if they have the same Plan Year and use the same CP testing method.

“Contribution percentage amounts” means the sum of Matching Employer Contributions and qualified nonelective contributions (to the extent not taken into account for purposes of the ADP test) made under the Plan on behalf of the Participant for the Plan Year. Such contribution percentage amounts shall not include Matching Employer Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Salary Deferral Contributions, Excess Contributions, or Excess Aggregate Contributions. The Company also may elect to use Salary Deferral Contributions in the contribution percentage amounts so long as the ADP test is met before the Salary Deferral Contributions are used in the CP test and continues to be met following the exclusion of those Salary Deferral Contributions that are used to meet the CP test.

2.	Participant Groups. Participants at any time during a Plan Year shall be separated into two test groups as of the last day of each Plan Year determined in the same manner as in Section 3G2.

3.	CP Test. For any Plan Year, the Contribution Percentage for the Highly Compensated Group may not exceed the greater of (a) or (b) below:

(a)	the Contribution Percentage for the Non‑Highly Compensated Group multiplied by 1.25, or

(b)	the lesser of (i) the Contribution Percentage for the Non‑Highly Compensated Group multiplied by 2 and (ii) the Contribution Percentage for the Non‑Highly Compensated Group plus two percent (2%).

The Company can elect to use prior year testing for a Plan Year only if the Plan has used current year testing for each of the preceding five Plan Years or if, as a result of a merger or acquisition described in Section 410(b)(6)(C)(i) of the Code, the Company maintains both a plan using prior year testing and a plan using current year testing and the change is made within the transition period described in Section 410(b)(6)(C)(ii) of the Code.

For purposes of the CP test, Matching Employer Contributions and qualified matching contributions will be considered made for the Plan Year if made no later than the end of the 12-month period beginning on the day after the close of the Plan Year.

Matching Employer Contributions of Highly Compensated Employees in excess of the amount permitted by the CP test are hereby referred to as “Excess Aggregate Contributions.”

4.
Restrictions on Matching Employer Contributions. The Retirement Savings Committee is authorized to reduce to the extent necessary the maximum amount of Matching Employer Contributions contributed on behalf of any Highly Compensated Employee prior to the close of the Plan Year if the Retirement Savings Committee reasonably believes that such reduction is necessary to prevent the Plan from failing both tests in Section 3H. Such reduction shall be made in accordance with rules prescribed by the Retirement Savings Committee.

5.
Adjustments to Meet CP Test. The Retirement Savings Committee may, in its sole discretion, apply any of the corrective devices described in this Section in any combination and in any order. The Employer may, in the Company’s sole discretion, make an additional Matching Employer Contributions on behalf Non-Highly Compensated Employees, which shall be allocated in proportion to their Salary Deferral Contributions, up to an amount necessary to satisfy the CP test of Section 401(m) of the Code.

Alternately, the Retirement Savings Committee may, in its sole discretion, specify that all or any part of the Salary Deferral Contributions of Non-Highly Compensated Employees may be treated as a Matching Employer Contribution in accordance with Treas. Reg. §1.401(m)-2(a)(6) to the extent required to satisfy the CP tests of Section 401(m) of the Code. Treas. Reg. §1.401(m)-2(a)(6) is hereby incorporated by reference.

The Retirement Savings Committee may, in its sole discretion, direct a refund of the Excess Aggregate Contributions and any income attributable thereto (as determined in accordance with Treas. Reg. §1.401(m)-2(b)(2)(iv)) to the extent vested and forfeit to the extent not vested. The aggregate dollar amount of such Excess Aggregate Contributions shall be determined by reducing Matching Employer Contributions and recharacterized Salary Deferral Contributions, if any, of Highly Compensated Employees beginning with the individuals with the highest contribution percentage, all only to the extent necessary to cause the actual contribution ratio to equal the highest permitted actual contribution ratio, in accordance with Treas. Reg. §1.401(m)-2(b)(2)(ii). The aggregate amount so determined shall be forfeited or distributed to Highly Compensated Employees on the basis of the amount of contributions by each such Participant, reducing the highest dollar amount of the respective Highly Compensated Employee as necessary to refund or forfeit such aggregate amount, in accordance with Treas. Reg. §1.401(m)-2(b)(2)(iii). After such refunds and forfeitures are made, the Plan is treated as meeting the CP test regardless of whether the Plan would satisfy such CP test if recalculated. Income attributable to any distribution shall be determined in accordance with a method that satisfies Treas. Reg. §1.401(m)-2(b)(2)(iv). Such distributions shall be made within twelve months after the close of the Plan Year for which such Excess Aggregate Contributions were made and shall be made on the basis of the respective portions of such amounts attributable to each Highly Compensated Employee.

I.
Other Limitations on Total Additions to Participant Accounts. The contributions or other amounts otherwise allocated to a Participant’s Account under this Plan shall be limited to the extent required, and only to the extent required by provisions of Section 415 of the Code and rulings, notices and regulations issued thereunder and which are hereby incorporated by reference into this Plan. In calculating these limits, the following rules shall apply:

1.	The limitation year shall mean the calendar year.

2.	If as a result of the application of Code Section 415 there is an excess amount allocated to the Participant's Account, the excess amount shall be eliminated pursuant to the following:

(a)	The excess amount shall be distributed to Participant to the extent of his salary deferrals; or

(b)	If after the application of subparagraph (a) an excess amount still exists, the excess amount in the Participant's Account shall be used to reduce Employer contributions (including any allocation of forfeitures) for such Participant in the next limitation year, and each succeeding limitation year if necessary; or

(c)
If after the application of subparagraph (a) and (b) an excess amount still exists and the Participant is not covered by the Plan at the end of the limitation year, the excess amount shall be held unallocated in a suspense account. The suspense account shall be applied to reduce proportionately future Employer contributions for all remaining Participants in the next limitation year, and each succeeding limitation year, if necessary. If a suspense account is in existence at any time during the limitation year pursuant to this paragraph, it shall not participate in the allocation of the Trust's investment gains and losses.

(d)	The excess amount will be attributable to each Account as follows:

(i)	First, as a Salary Deferral Contribution under this Plan;

(ii)	Second, as a Matching Contribution under this Plan.

3.
If as a result of the allocation of forfeitures, a reasonable error in determining the amount of elective deferrals (within the meaning of Section 402(g)(3) of the Code), or other limited factors and circumstances, the annual additions under the Plan for a particular Participant exceed the limitations in this Section, the excess amounts will not be deemed annual additions for the Limitation Year and the excess amounts in that Participant’s account shall be allocated and reallocated among the other Participants in the Plan according to their relative levels of compensation for such Plan Year; provided, however, that if such allocation or reallocation of the excess amounts causes the limitations to be exceeded for each Participant for that Plan Year, then those excess amounts shall be held unallocated in a suspense account. If such a suspense account exists in any subsequent Plan Year, all amounts in the suspense account must be allocated and reallocated to Participants’ accounts (subject to the limitations in this Section) before any employer contributions or employee contributions which would constitute annual additions may be made to the Plan for that Plan Year.

4.	Compensation for purposes of this Section 3I shall mean Compensation within the meaning of Code Section 415(c)(3).

J.
Isotec One-Time Contribution. The Company shall make a one-time Employer Matching Contribution to the account of each Participant that became an Employee of the Company, or a subsidiary of the Company, as a result of the acquisition of Isotec, Inc. by the Company in the amount equal to said Employee’s Matching Contribution that said Employee would have received, under the defined contribution plan then being sponsored by Isotec, Inc., for the year ended December 31, 2001, as if said acquisition had not occurred. In no event shall the contribution to the account of any participant exceed six percent (6%) of such Participant’s Compensation during 2001 prior to the acquisition of Isotec, Inc. by the Company.

SECTION 4
PARTICIPANTS’ ACCOUNTS AND INVESTMENT FUNDS

A	Maintenance of Contribution Accounts: Five individual accounts shall be maintained with respect to each Participant:

1.	the Salary Deferral Account will hold any Salary Deferral Contributions (including any catch-up contributions) made on a Participant's behalf,

2.	the Company Match Account will hold any Employer Matching Contributions made on the Participant's behalf,

3
the Fixed Account will hold any Fixed Employer Contributions made on the Participant's behalf as well as those contributions made to the Plan prior to January 1, 1993 (excluding any amounts held in Transferred Accounts as specified below),

4.	the Rollover Account will hold any transfer made under Section 3F, and

5	the Transferred Accounts will hold any account balances transferred to this Plan as the result of plan mergers, as set out in Appendix II.

The Participant's Account shall mean the sum of the accounts in Section 4A1, 2, 3, 4 and 5.

B.
Investment of Participant's Account. The Investment Funds shall consist of funds which at any date the Company shall make available for the investment of the Participant's Account. A Participant's Account and the Salary Deferral, Matching and Fixed Employer Contributions for the Plan Year may be invested by the Participant in one or more of the Investment Funds selected by the Company as specified under Section 4B in multiples of 5% or such other percentages as established by the Company. Each Participant shall direct as prescribed by the

Retirement Savings Committee the allocation of such Account and the Salary Deferral, Matching and Fixed Employer Contributions between the funds of Section 4B, with such direction continuing in effect until a notice of change is received by the Retirement Savings Committee. If no investment direction is in effect, the Participant's Account and the Salary Deferral, Matching and Fixed Employer Contributions for the Plan Year will be invested in the fund deemed appropriate by the Retirement Savings Committee; currently that fund is the Fidelity Freedom Fund that is appropriate for the Participant's respective age.

Each Participant may only direct that up to 50% of his Contributions for the Plan Year may be invested in Company Stock.

Changes shall take effect for the Participant's Account and Salary Deferral, Matching and Fixed Employer Contributions within the time period set by the Retirement Savings Committee, which shall be applied in a manner that prohibits discrimination in favor of Highly Compensated Employees.

As of each Valuation Date, a valuation of each of the funds shall be performed by the Trustee in order to determine the market values of each fund and the reconciliation of the fund from the prior Valuation Date.

C.
Investment in Company Stock. A Participant may elect to direct that up to fifty percent (50%) of the value of the Participant’s Account be invested in Company Stock (in multiples of 5% or such other percentages as established by the Company). Each such Participant may subsequently direct the Retirement Savings Committee to invest that portion of his Account which is invested in Company Stock in accordance with his elections as provided in Section 4B above.

Elections to invest a portion of a Participant’s Account in Company Stock or to move such portions of the Account out of Company Stock shall be made in the manner specified in procedures adopted by the Retirement Savings Committee and at such times as specified in procedures adopted by the Retirement Savings Committee. Such manner and time shall be applied in a manner which prohibits discrimination in favor of Highly Compensated Employees.

D.
ERISA Section 404(c) Plan. This Plan is intended to be an ERISA 404(c) Plan, as defined in ERISA Section 404(c) and the regulations thereunder. As such, the Plan will comply with the provisions of ERISA Section 404(c) and the regulations thereunder.

SECTION 5
VESTING

A.
Vested Accounts. A Participant shall be fully vested in his Salary Deferral Account, Rollover Account and Prior Account at all times. A Participant shall be fully vested in his Company Match Account and Fixed Account, regardless of Years of Service, if he dies, attains age 65, or incurs a Disability while an Employee.

B.
Termination of Employment. A Participant, whose employment with all members of the Controlled Group terminates prior to January 1, 2002, shall be vested in the amounts allocated to his Company Match Account and the Fixed Account equal to the percentage obtained from the following vesting schedule on the basis of the number of full Years of Service which he has completed as of the date of his termination of employment.

VESTING SERVICE

Full Years of Service Vesting Percentage

Less than 3 0%
3 20
4 40
5 60
6 80
7 or more 100

A Participant, whose employment with all members of the Controlled Group terminates after December 31, 2001, shall be vested in the amounts allocated to his Company Match Account and Fixed Account equal to the percentage obtained from the following vesting schedule on the basis of the number of full Years of Service which he has completed as of the date of his termination of employment.

VESTING SERVICE

Full Years of Service Vesting Percentage

Less than 3 0%
3 or more 100%

Notwithstanding anything herein to the contrary, an Employee's pre-acquisition years of service with each Employer shall be counted for purposes of vesting.

C.
Reemployment. If an Employee who was vested at his termination of employment returns to employment following a Break‑in‑Service, his Years of Service before such return shall be counted, in addition to his Years of Service following such return, in determining his vesting percentage in his Account subsequent to his return. Prior distributions shall be considered in determining the vested percentage in his Account. If an Employee terminates employment and is not vested, and later is rehired, his Years of Service earned prior to his reemployment shall be reinstated if he is reemployed within six (6) years of his termination of employment.

D.
Forfeitures. The non-vested portion of a Participant's Account shall be forfeited upon the Participant's termination of employment. The forfeitures shall be used to reduce the Company contribution to the Plan.

SECTION 6
RETIREMENT, DEATH AND
TERMINATION OF EMPLOYMENT BENEFITS

A.	Normal Retirement Date

1.	An Employee’s Normal Retirement Date shall be the first day of the month coinciding with or next following the date he attains age sixty‑five.

A Participant may, however, remain in employment beyond age 65. Where the Participant works beyond age 65, contributions will continue and all benefits and distributions shall be deferred and held for his benefit until the date of his actual Retirement, except as otherwise provided herein. Such deferred retirement date will be the first day of the month which is at least 15 days following the Employee's deferred retirement election. The late retirement benefit shall be the value of the Participant's Account as of the Valuation Date immediately following the date of his Retirement.

The total amounts allocated to the Participant's Account as of the Valuation Date immediately following the Participant's retirement date shall be distributed to such Participant within the 60 day period following the Valuation Date.

2.
Notwithstanding anything herein to the contrary, distribution of benefits shall begin no later than the April 1st of the calendar year following the later of the calendar year in which the Participant (a) attains age 70-1/2, or (b) terminates employment. Provided, however, if the Participant is a 5% owner (as defined in Code Section 416(i)), distribution of benefits shall begin no later than April 1st of the calendar year following the calendar year in which the Participant attains age 70-1/2. On or before December 31, of each subsequent year, the Participant will receive a distribution equal to the amount required under Code Section 401(a)(9), which is incorporated herein by reference. Notwithstanding any provision of the Plan to the contrary, the Plan applies the minimum distribution requirements of Code section 401(a)(9) in accordance with the regulations that were issued on April 17, 2002. For this purpose, beneficiary shall mean Beneficiary at the applicable time. For purposes of determining minimum distributions, the Single Life Table, Uniform Lifetime Table, and Joint and Last Survivor Table in Treasury Regulation Section 1.401(a)(9)-9 are incorporated herein by reference. In addition, Q&A 4 of Treasury Regulation Section 1.401(a)(9)-9 is herein incorporated by reference.

3.
Form of Benefit. A Participant shall receive the value of his Account as of the Valuation Date immediately following his retirement date in one lump sum. The Participant may elect to receive his Account in monthly, quarterly or annual installments over any period not exceeding ten (10) years.

4.
Notification of Eligibility to Receive and Consent to Vested Benefits. In the event that the amount distributed to a Participant pursuant to this Section exceeds $1,000, such Participant shall receive from the Trustee within the 60 day period preceding the distribution a written notification of:

(a)	the value of his Account under the Plan; and

(b)	his right to defer receipt of his Account.

The Participant’s consent to the distribution of his Account must be:

(a)	in writing or evidenced by other documentation;

(b)	made after the Participant receives the written notice described in the preceding sentence; and

(c)	made within 90 days before the Valuation Date as of which

distribution to the Participant is to be made.

B.
Disability. If, prior to death, Retirement or termination of employment, a Participant shall incur a Disability, the Participant shall be entitled to commence receipt of benefits in accordance with the provisions of Section 6A.

C.	Death Benefit.

1.
In the event the Participant dies prior to the receipt of the entire value of his Participant Account, his Beneficiary shall be entitled to receive as a death benefit, the value of his Participant Account, as of the first Valuation Date following the later of the Beneficiary's election to commence benefits or the Participant's date of death.

2.
Form of Death Benefit Payments. Payment of benefits under Section 6C hereof shall be paid as elected by the Beneficiary in a single lump sum distribution or in monthly, quarterly or annual installments over any period not exceeding five (5) years beyond the Participant's date of death. If the Participant had previously received a lump sum, then no death benefit shall be payable hereunder.

3.
Designation of Death Benefit Beneficiary. Each Participant may, from time to time, designate pursuant to Section 1B any person as his Beneficiary to whom his Plan benefits shall be paid if he dies prior to receipt of all such benefits.

D.
Termination of Employment. Upon termination of a Participant's employment for any reason other than death, Disability, Retirement or plan termination, the Participant shall receive in a lump sum, the sum of the Participant's Salary Deferral Account, vested Company Match Account, vested Fixed Account, Prior Account and Rollover Account, as determined under Section 5 as of the first Valuation Date following the Participant's termination of employment. His Account shall be distributed as soon as possible after the next succeeding Valuation Date.

He may elect to defer receipt of the Salary Deferral Account, vested Company Match Account, vested Fixed Account, Prior Account and Rollover Account, except as provided in Section 13C, but such date shall be no later than specified in Section 6A2.

Termination of employment of an individual means the individual ceases to be an Employee of the Company and all Controlled Group members. Cessation of Controlled Group status constitutes a termination of employment of each Employee of such Controlled Group member. An individual on a leave of absence granted by the Employer or other Controlled Group member in accordance with a uniform and nondiscriminatory leave of absence policy shall be treated as an Employee for this purpose. An Employee who ceases to be an Eligible Employee due to transfer of employment from an Employer to another Controlled Group member or transfer to an ineligible class of Employee shall not constitute a termination of employment.

E.
Distributions to Minors. In the event a minor is entitled to receive a distribution of benefits, the Retirement Savings Committee may, in its discretion, pay said amount to the minor, his legal guardian or to the local probate court on behalf of the minor.

F.
Direct Rollovers. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Plan, a distributee may elect, at the time and in the manner prescribed by the Retirement Savings Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the distributee in a direct rollover.

1.
Eligible Rollover Distribution: An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an Eligible Rollover Distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; or any amount that is distributed on account of hardship.

The portion of a distribution that consists of after-tax employee contributions which are not includible in gross income may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Internal Revenue Code or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Internal Revenue Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

2.
Eligible Retirement Plan: An Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(b) of the Code, a qualified trust described in Section 401(a) of the Code that accepts the distributee's eligible rollover distribution, an annuity contract described in Section 403(b) of the Internal Revenue Code and an eligible plan under Section 457(b) of the Internal Revenue Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan,

3.
Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

4.	Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

G.
Lost Participants and Beneficiaries. In the event a distribution cannot be made because the Participant or Beneficiary entitled to such distribution cannot be located and the distribution remains unclaimed for two (2) years after the distribution date established by the Committee, then such amount shall be treated as a forfeiture in accordance with Section 5.D. In the event such Participant or Beneficiary is subsequently located, the amount forfeited (without adjustment for any subsequent gains or losses) shall be restored to the Participant’s or Beneficiary’s Account. Such restoration shall first be made by reducing any forfeitures available pursuant to Section 5.D for the current Plan Year and, to the extent necessary, the Employer shall make a contribution to the Plan to complete such restoration.

SECTION 7
WITHDRAWALS AND LOANS

A.
Withdrawals From Rollover Account and Salary Deferral Account. An Active Participant may, in accordance with rules adopted by the Retirement Savings Committee, withdraw in a lump sum all or any part of the amount of Salary Deferral Account (not including any investment earnings thereon), or the Rollover Account only upon establishment of financial hardship. The Participant must present satisfactory proof of an immediate and heavy financial need and that the amount of the withdrawal is necessary to satisfy such financial need.

The amount of the withdrawal shall be deemed to be made on account of an immediate and heavy financial need if the withdrawal is on account of:

1.
expenses for medical care described in Code Section 213(d) previously incurred by the Participant, the Participant's spouse or any dependent of the Participant (as defined in Code Section 152) or necessary for these persons to obtain medical care described in Code Section 213(d);

2	costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

3.
payment of tuition and related educational fees for the next twelve (12) months of post‑secondary education for the Participant, his or her spouse, children or dependents (as defined in Code Section 152);

4.	payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant's principal residence;

5.	payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 of the

Code without regard to the requirement that gross income be less than the exemption amount); or

6.
expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (without regard to whether the loss exceeds 10% of adjusted gross income).

Such expenses may include amounts necessary to pay reasonably anticipated federal, state and local income taxes including the 10% additional income tax on early distributions.

The Participant must certify on forms supplied by the Plan Administrator that the distribution is necessary to satisfy the immediate and heavy financial need that cannot be relieved through the following:

1.	through reimbursement or compensation by insurance or otherwise;

2.	by reasonable liquidation of the Participant's assets to the extent such liquidation would not itself cause an immediate and heavy financial need;

3.	by cessation of elective contributions under the Plan;

4.	by any other distributions or non‑taxable loans from this or any other qualified retirement plan or by borrowing from commercial sources on reasonable commercial terms; or

5.	that all available distributions from the Aldrich Account have been made.

Any Participant who receives a distribution under this Section shall be suspended from participation with respect to Salary Deferral Contributions and shall not be eligible to re‑enroll for Salary Deferral Contributions for at least six months after the date of distribution.

Withdrawals shall be first made from the Rollover Account until it is exhausted and then from the Salary Deferral Account.

A Participant must obtain all other distributions (including any dividends currently available under Section 404(k) of the Code from an employee stock ownership plan) and loans currently available under all plans maintained by the Sponsor and all Controlled Group members before applying for a withdrawal due to financial hardship.

Unless the Participant directs otherwise in accordance with the Plan, amounts shall be withdrawn from the respective funds in which the Participant’s Account is invested in proportion to the balance then credited to each such fund.

No distribution shall be made without the approval of the Retirement Savings Committee, whose action thereon shall be final. The Retirement Savings Committee may establish additional rules governing the granting of withdrawals on account of financial hardship ; provided that such rules are consistent with the provisions of this Section and Treas. Reg. §1.401(k)-1(d)(3).

B.
Withdrawals From Company Match Account and Fixed Account. No withdrawals shall be allowed from the Company Match Account or Fixed Account at any time before the Retirement, termination, Disability or death of the Participant.

C.
Withdrawal From Prior Account. A former Participant in the Aldrich Supplemental Retirement Plan shall be permitted to make withdrawals while an active Participant in this Plan and shall be limited to the amount in his Prior Account as of December 31, 1992. Such withdrawal may be 25%, 50% or 75% of the frozen Account. No other withdrawals shall be allowed from the Prior Account, except as provided in an attached Appendix.

D.	Loans From Salary Deferral Accounts.

1.	Conditions. An Employee may request a loan to be drawn from his Account in any amount provided, however, that the amount of any such loan may not be less than $500 and may not exceed the least of:

(a)	$50,000 (reduced by any loan balance in the previous 12 month period), or

(b)	one half the value of the Employee's Account as of the Valuation Date coincident with or next preceding the date as of which the loan is determined, or

(c)	the sum of the Employee's Salary Deferral Account, Rollover Account and Prior Account.

No more than one such loan may be outstanding at any time.

2.
Loan Stipulations. Loans shall be made for a period not to exceed five years except for those allowed for the purchase of a primary residence which shall not exceed ten years, with repayments made through payroll deduction for an Employee. Prepayments of any loan may only be in amounts necessary to totally pay off the full amount of the loan.

The loan amount shall be set up in a separate subaccount for the Employee and shall be treated as a self‑directed investment of the Employee. Loan repayments will be invested according to the current investment election filed by the Employee. Loan amounts shall be first withdrawn from the Prior Account until it is exhausted, then from the Rollover Account until it is exhausted and then from the Salary Deferral Account. A reasonable rate of interest as periodically established by the Retirement Savings Committee shall be charged to the Employee on the outstanding loan balance. Any principal and interest not paid when due during the period of the loan shall be recovered from the Employee’s Account upon the earlier of the default or the Employee’s termination of employment from an Employer participating in the Plan.

The Employee shall be required to furnish written consent to any future set‑off of a defaulted loan balance hereunder against his loan subaccount.

3.
Notwithstanding the provisions of Section 6, an Employee's Account will not be paid to an Employee until the outstanding balance of the loan, including interest has been paid out of the funds otherwise distributable.

E.	Age 59-1/2 In-Service Withdrawals from Former CSL, Inc. 401(k) Plan Account.

A Participant, while still employed by an Employer, may elect to withdraw all or any portion of his Account designated as a Former CSL, Inc. 401(k) Plan Account, if any, provided that (i) the Participant is at least age 59-1/2 as of the date of withdrawal and (ii) such account is fully vested. Such an election must be in a form acceptable to the Retirement Savings Committee and received prior to the date of withdrawal. The amount withdrawn shall be distributed as soon as practical after the withdrawal election is received.

F.	Age 59-1/2 In-Service Withdrawals from All Accounts.

Effective January 1, 2007, a Participant, while still employed by an Employer, may elect to withdraw all or any portion of his Account, provided that (i) the Participant is at least age 59-1/2 as of the date of withdrawal and (ii) such account is fully vested. Such an election must be in a form acceptable to the Retirement Savings Committee and received prior to the date of withdrawal. The amount withdrawn shall be distributed as soon as practical after the withdrawal election is received.

SECTION 8
TRANSFERS

A.
Transfers. Transfers within the Company or between the Company and/or any other member of the Controlled Group shall not be considered as termination of employment under the Plan. Termination of employment under the Plan shall occur when an employee is no longer employed by the Company or another member of the Controlled Group.

B.
Termination By Employer. Any Employer, with the consent of the Company, may terminate its participation in the Plan by giving the Retirement Savings Committee prior written notice specifying a termination date which shall be the last day of the month at least 60 days subsequent to the date such notice is received by the Retirement Savings Committee. The Company may terminate any Employer's participation in the Plan, as of any termination date specified by the Company, for the failure of the Employer to make proper contributions or comply with any other provision of the Plan and shall terminate the Employer's participation upon complete and final discontinuance of the contributions. In the event of any such termination, the Retirement Savings Committee shall promptly notify the IRS and request such determination as counsel to the Plan may recommend and as the Retirement Savings Committee may deem desirable.

Upon termination of the Plan as to any Employer, such Employer shall not make any further contributions under the Plan and no amount shall thereafter be payable under the Plan to or in respect of any Participants then employed by such Employer. To the maximum extent permitted by the Act, any rights of Participants no longer employed by such Employer and their Beneficiaries under the Plan shall be unaffected by such termination and any transfers, distributions or other dispositions of the assets of the Plan shall constitute a complete discharge of all liabilities under the Plan with respect to such Employer's participation in the Plan and any Participant then employed by such.

The interest of each such Participant in service with such Employer as of the termination date is the amount, if any, credited to his Account after payment of or provision for expenses and charges and appropriate adjustment of the Accounts of all such Participants, shall be nonforfeitable as of the termination date, and upon receipt of IRS approval of such termination, the full current value of such amount shall be paid from the Trust Fund or transferred to a successor employee benefit plan which is qualified under Section 401(a) of the Code. No advances against such payments shall be made.

All determinations, approvals and notifications referred to above shall be in form and substance and from a source satisfactory to counsel for the Plan. To the maximum extent permitted by the Act, the termination of the Plan as to any Employer, shall not in any way affect any other Employer's participation in the Plan.

C.
Transfer of Assets. No transfer of the Plan's assets and liabilities to a successor employee benefit plan (whether by merger or consolidation with such successor plan or otherwise) shall be made unless each Participant would, if either the Plan or such successor plan then terminated, receive a benefit immediately after such transfer which (after taking account of any distribution or payments to them as part of the same transaction) is equal to or greater than the benefit he would have been entitled to receive immediately before such transfer if the Plan had then been terminated. The Committee may also request appropriate indemnification from the employer or employers maintaining such successor plan before making such a transfer.

D.
Disposition of B-Line Operations. As a result of the transaction consummated pursuant to the Sale and Purchase Agreement By and Among Sigma-Aldrich Corporation and Cooper Industries, Inc., CBL Acquisition Corp. and Cooper Technologies Company (the “Agreement”), the following guidelines shall apply under this Plan, effective as of the date of closing of said transaction (the “B-Line Effective Date”):

1.	B-Line Systems, Inc., B-Line Systems Manufacturing, Inc. and all subsidiaries of either entity (“B-Line”) shall no longer be an Employer for purposes of the Plan.

2.
The Company Match Account and Fixed Account of a Participant who was employed by B-Line as of the B-Line Effective Date or whose employment was transferred or deemed to be transferred on such date to Cooper Industries, Inc., CBL Acquisition Corp., Cooper Technologies Company or a subsidiary thereof (“Cooper”) pursuant to the Agreement, shall be 100% vested, to the extent they were not already fully vested.

3.
The last sentence of the first paragraph of Section 7D2 shall not apply with respect to an Employee (i) whose employment was terminated or deemed to be terminated pursuant to the Agreement and (ii) who effectuates a rollover of his or her Account to a qualified plan maintained by Cooper Industries, Inc., CBL Acquisition Corp., Cooper Technologies Company, B-Line Systems, Inc. or B-Line Systems Manufacturing, Inc.

4.
A Participant (i) who was employed by B-Line or (ii) whose employment was transferred or deemed to be transferred on such date to Cooper pursuant to the Agreement shall be entitled (to the extent not otherwise entitled) to a distribution of his or her accounts in accordance with Section 6.D as of such date.

E.
Notwithstanding the foregoing, the Company Match Account and Fixed Account of a Participant participating in the Plan as of May 1, 2002, who was an Employee of an Employer, including by way of example and not by way of limitation, Sigma-Diagnostics, Inc. and whose employment with any said Employer was terminated between May 1, 2002 and December 31, 2002, as a result of the closing and consummation of the sale by Sigma-Diagnostics, Inc. of substantially all of its assets, shall be 100% vested, to the extent not already vested. For the purposes of the foregoing provision, the Company shall, in its sole discretion, determine whether a Participant’s employment with an Employer was terminated as a result of said sale transaction.

SECTION 9
FUNDING

A.	Trustee. The Retirement Savings Committee will select a Trustee or Trustees and/or insurance company or companies to administer the funds.

B.
Trust Fund. All contributions made by the Employer shall be paid into the Trust Fund and all benefits payable under the Plan shall be paid from the Trust Fund. The Trust Fund will be used and applied to the payment of benefits to such persons as are entitled to them in accordance with the Plan. No part of the corpus or income of the Trust Fund will be used for, or diverted to, purposes other than for the exclusive benefit of the Participants or Beneficiaries, except that if the expenses of administering the Trust Fund are not paid by the Trust Fund they shall be paid from the Employer.

C.
Return of Employer Contributions. All Employer contributions are made conditioned on their deductibility for federal income tax purposes under Section 404 of the Code. Amounts contributed by an Employer shall be returned to the Employer under the following conditions:

1.
If a contribution was made by an Employer by mistake of fact, the excess of the amount of such contribution over the amount which would have been contributed had there been no mistake of fact shall be returned to the Employer within one year after the payment of the contribution; and

2.
The Employer makes a contribution which is not deductible by the Company or a member of the Controlled Group under Section 404 of the Code, such contribution (but only to the extent disallowed) shall be returned to the Employer within one year after the disallowance of the deduction.

Earnings attributable to the contributions shall not be returned to the

Employer, but losses attributable to such contributions shall reduce the amount to be returned.

SECTION 10
AMENDMENT OR TERMINATION OF PLAN

The Company reserves the right at any time and from time to time through action of its Board of Directors, to amend, in whole or in part, any and all of the provisions of the Plan and to terminate the Plan. An officer of the Company shall have the right to amend the Plan at any time in order to protect the tax qualified status of the Plan. These rights are subject to the condition that no part of the assets of the Plan shall, by reason of any amendment or termination, be used for or diverted for purposes other than for the exclusive benefit of the Participants and Beneficiaries under the Plan. Upon termination of the Plan, the Participant’s Accounts will be distributed in the form of a lump sum. In the event the Retirement Savings Committee, upon termination of the Plan, is unable to locate one or more Participants or Beneficiaries for purposes of distribution to any such Participant or Beneficiary of his or her Accounts, the Retirement Savings Committee will use any reasonable means to locate such Participant or Beneficiary, including contacting appropriate governmental agencies. If the Participant or Beneficiary cannot be located after such search, the Participant’s or Beneficiary’s Accounts will be forfeited. If such Accounts are forfeited and the Participant or Beneficiary is subsequently located, the Company shall pay such Participant or Beneficiary the amount in the Accounts at the time of such forfeiture out of the Company’s assets.

SECTION 11
RETIREMENT SAVINGS COMMITTEE
AND ADMINISTRATION OF THE PLAN

A.
Organization of Retirement Savings Committee. An officer of the Company shall appoint a Retirement Savings Committee of three or more members, as the delegate of the Plan Administrator, to assist the Plan Administrator in carrying out its duties. Members of the Retirement Savings Committee shall consist of officers, directors or other Employees. Members shall signify acceptance of this responsibility in writing. Any member may resign by delivering the written resignation to the Company and to the Retirement Savings Committee. Vacancies in the Retirement Savings Committee arising by resignation, death, removal or otherwise, shall be filled by an officer of the Company.

The members of the Retirement Savings Committee shall select a Chairman and a Secretary. The latter may be, but need not be, a member of the Retirement Savings Committee. All acts and determinations of the Retirement Savings Committee shall be recorded by the Secretary or under his supervision, and all such records together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the Secretary.

The Retirement Savings Committee shall act by a majority of its members at the time in office, but such action may be taken by a vote at a meeting or in writing without a meeting. A member shall not vote on any question hereunder relating specifically to himself. Notwithstanding the foregoing, the Retirement Savings Committee may designate one or more members of the Retirement Savings Committee to act on its behalf. Any action taken pursuant to such designation shall be deemed to be an act of the Retirement Savings Committee.

B.
Powers and Responsibilities of the Retirement Savings Committee. The Retirement Savings Committee shall be responsible for administering the Plan for the exclusive benefit of Participants and their Beneficiaries subject to the specific terms of the Plan. It shall have authority to make such rules and regulations and take such actions as may be necessary to carry out the provisions of the Plan and to decide any questions arising in the administration, interpretation and application of the Plan.

The Retirement Savings Committee, as named Fiduciary, may allocate fiduciary responsibilities to named persons or parties, provided such allocation is evidenced by written document, to be retained with other Plan documents. It may appoint or employ such agents, attorneys, accountants and clerical or other assistants, and may incur such expenses, as it deems necessary for the administration of the Plan. It shall appoint the Trustee under the Trust Agreement and may appoint one or more investment advisers empowered to direct the Trustee to carry out the funding policy of the Plan with respect to all or any portion of the Trust Fund; and the Retirement Savings Committee shall monitor the performance of the Trustee and of any investment advisers.

The Retirement Savings Committee shall maintain all records necessary for the administration of the Plan. It shall prepare annually for submission to the Company a brief account of the operation of the Plan for the past year and any further information which may be required.

The Retirement Savings Committee shall have the power and the discretion to construe and interpret the provisions of the Plan and all parts thereof and to administer the Plan for the best interest of Participants and their Beneficiaries. It may construe any ambiguity, or supply any omission or reconcile any inconsistencies in such manner and to such extent as it deems proper. The Retirement Savings Committee shall have further authority and discretion to determine all questions with respect to the individual rights of Employees under the Plan, including, but not by way of limitation, all issues with respect to eligibility and benefits.

The Retirement Savings Committee shall advise the Trustee of such facts as may be pertinent to the Trustee's duties under the Plan, and it shall direct the Trustee concerning the allocation, payment and distribution of the Trust Fund.

The Retirement Savings Committee or its delegate shall advise, counsel and assist any Participant regarding any rights, benefits or elections available under the Plan. It shall furnish each Participant or Beneficiary entitled to Plan benefits such information and reports as may be required by law, regulation or by this Plan. It shall make copies of the Plan description and the latest annual report, Trust Agreement, contract or other instrument under which the Plan was established or is operated available for examination by any Participant or Beneficiary entitled to Plan benefits.

The Retirement Savings Committee shall be responsible for preparing and filing such annual disclosure reports and tax forms as may be required from time to time by the Secretary of Labor or the Secretary of Treasury.

Whenever it is determined by the Retirement Savings Committee to be in the best interest of the Plan and its Participants or Beneficiaries, the Retirement Savings Committee may request such variances, deferrals, extensions or exemptions or make such elections for the Plan as may be available under the law.

The Retirement Savings Committee shall be responsible for procuring bonding for any persons dealing with the Plan or its assets as may be required by law and shall be subject to all the terms and restrictions on fiduciaries as determined by law.

The interpretation or construction placed upon any term or provision of the Plan by the Retirement Savings Committee, and any action by the Retirement Savings Committee or the Trustee taken pursuant thereto in good faith, shall be final and conclusive upon all parties hereto, the Company, the Trustee, the Participants and all other persons concerned provided that any discretionary acts to be taken under the terms and provisions of the Plan by the Company, the Board or the Retirement Savings Committee shall be uniform in nature and applicable to all persons similarly situated and shall not discriminate in favor of Highly

Compensated Employees.

C.
Changes in Authority of Retirement Savings Committee. If a new Retirement Savings Committee is appointed in accordance with Section 11A, neither the Trustee nor any other party which has previously had dealings with the Retirement Savings Committee shall be chargeable with knowledge of such appointment or such change until furnished with notice thereof. Until such notice, either the Trustee or any other such party shall be fully protected in relying on any action taken or signature presented which would have been proper in accordance with that information previously received.

D.
Selection of Retirement Savings Committee by an Officer. Subject to the provisions of Section 11A, an officer shall select and appoint members who will act prudently in their capacity as members of the Retirement Savings Committee and will discharge their duties with respect to the Plan in a careful, skillful and diligent fashion at all times.

E.
Responsibility of the Company. The Company shall furnish the Retirement Savings Committee with such clerical and other assistance as is necessary in the performance of its duties. It shall supply full and timely information to the Retirement Savings Committee on all matters relating to the compensation of all participants, their employment, their retirement, death or termination of employment and such other pertinent facts. The Retirement Savings Committee is entitled to rely on such information as is supplied by the Company and shall have no duty or responsibility to verify such information except in accordance with its duties and responsibilities as set forth in Section 11B.

F.	Trustee Responsibility. The Trustee shall hold and administer the Trust Fund, established for the purpose of funding Plan benefits, in accordance with the provision of the Trust Agreement.

The Trustee shall be delegated the responsibility of receiving all instructions as appropriate, from the Retirement Savings Committee and shall maintain records of all deposits made by the Company and of all income to and disbursements from the Trust Fund. The Trustee shall have the right to question the validity of any such instruction that may be inconsistent with the Trustee records and may refuse to process any request for retirement benefits unless and until all required information is submitted by the Retirement Savings Committee.

SECTION 12
CLAIMS PROCEDURE

A.
Claim. A Participant or Beneficiary or other person who believes that he is being denied a benefit to which he is entitled (hereinafter referred to as "Claimant") may file a written request for such benefit with the Retirement Savings Committee setting forth his claim.

B.
Claim Decision. Upon receipt of a claim, the Retirement Savings Committee shall advise the Claimant that a reply will be forthcoming within ninety days and shall, in fact, deliver such reply within such period. However, the Retirement Savings Committee may extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Retirement Savings Committee will adopt a written opinion using language calculated to be understood by the Claimant setting forth:

1.	the specific reason or reasons for denial;

2.	the specific references to pertinent Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;

4.	appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

5.	the time limits for requesting a review under Section 12C and for review under Section 12D.

C.	Request for Review. Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Retirement Savings Committee review the determination. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Retirement Savings Committee. If the Claimant does not request a review of the determination by the Retirement Savings Committee within such sixty‑day period, he shall be barred and estopped from challenging the determination.

D.
Review of Decision. Within sixty days after the Retirement Savings Committee's receipt of a request for review, it will review the determination. After considering all materials presented by the Claimant, the Retirement Savings Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent Plan provisions on which decision is based. If special circumstances require that the sixty‑day time period be extended, the Retirement Savings Committee will so notify the Claimant and will render the decision as soon as possible but not later than 120 days after receipt of the request for review.

SECTION 13
MISCELLANEOUS

A.
Spendthrift. Except as provided in Section 13H, no benefit or beneficial interest provided under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such benefit or beneficial interest shall be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are or may be payable. Notwithstanding anything in the Plan to the contrary, effective August 5, 1997, the Plan may offset any amount that a Participant or Beneficiary is ordered or required to pay to the Plan provided (i) the order or requirement to pay arises (I) under a judgment of conviction for a crime involving the Plan, (II) under a civil judgment (including consent, order or decree) entered by a court in an action brought in connection with a violation (or alleged violation) of part 4 of subtitle B of title I of ERISA, or (III) pursuant to a settlement agreement between the Secretary of Labor and the Participant or Beneficiary, or a settlement agreement between the PBGC and the Participant or Beneficiary, in connection with a violation (or alleged violation) of part 4 of subtitle B of title I of ERISA by a fiduciary or any other person and (ii) the judgment, order, decree, or settlement agreement expressly provides for the offset of all or part of the amount ordered or required to be paid to the Plan against the Participant’s or Beneficiary’s benefits provided under the Plan.

B.
Incapacity. If, in the opinion of the Employer, a person to whom a benefit is payable is unable to care for his affairs because of illness, accident or any other reason, any payment due the person, unless prior claim therefor shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person's family, or to some party who, in the opinion of the Employer, has incurred expense for such person. Any such payment shall be a payment for the account of such person and shall be a complete discharge of any liability.

C.
Small Benefit. If a Participant’s employment with the Employer is terminated and the value of the Participant’s Account is $1,000 or less, such Account shall be distributed to the Participant in a lump sum as soon as possible after the Participant’s termination of employment. To the extent a Participant is not vested in any portion of his Account, such Participant will be deemed to have received a $0 cashout of his benefit upon his termination of employment. The Participant’s Rollover Account will be taken into account in determining eligibility for distribution under this Section 13C.

D.
Employee Rights. The Employer, in adopting this Plan, shall not be held to create or vest in any Employee or any other person any interest, pension or benefits other than the benefits specifically provided herein, or to confer, upon any Employee the right to remain in the service of the Employer.

E.
Merger. In the event of any merger or consolidation with, or transfer of assets or liabilities to any other plan, each Participant shall (as if the Plan had then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

F.
Commencement of Benefits. Notwithstanding any other Section of the Plan, the payment of benefits under the Plan to the Participant will begin not later than the sixtieth day after the close of the Plan Year in which the last of the following occurs:

(a)	the day on which the Participant attained age sixty‑five;

(b)	the tenth anniversary of the date on which the Participant commenced participation in the Plan; or

(c)	the Participant's termination of service.

Notwithstanding the preceding paragraph or any other provision of the Plan, if the amount of payment cannot be ascertained, or if it is not possible to make payment because the Plan Administrator has been unable to locate the Participant after making reasonable effort to do so, a retroactive payment may be made not later than sixty days after the earliest date on which the amount of such payment can be ascertained under the Plan or the date on which the Participant is located, whichever is applicable.

G.
Trust Sole Source of Benefits. The assets of the Trust shall be the sole source of benefits under the Plan and neither the Company nor any member of the Controlled Group assumes any liability or responsibilities for such benefits. Each Participant, surviving spouse, Beneficiary or other person who shall claim the right to any payment under the Plan shall be entitled to look only to the Trust for such payment and shall not have any right, claim or demand therefor against the Company, a member of the Controlled Group, the Trustee or any employee of any of them.

H.
Qualified Domestic Relations Order. Notwithstanding anything in the Plan to the contrary, benefits may be distributed in accordance with the terms of a Qualified Domestics Relations Order ("QDRO"). For this purpose, QDRO is any Domestic Relations Order determined by the Employer to be a Qualified Domestic Relations Order within the meaning of Section 414(p) of the Code pursuant to this Section.

(a)	A "Domestic Relations Order" means a judgment, decree or order (including the approval of a property settlement agreement) which

1.	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant,

2.	is made pursuant to a state domestic relations law, and

3.	creates or recognizes the existence of an Alternate Payee's right, or assigns to the Alternate Payee the right, to receive all or a portion of the benefits of the Participant under the Plan.

An "Alternate Payee" includes any spouse, former spouse, child or other dependent of a Participant who is designated by the Domestic Relations Order as having a right to receive all or a portion of the benefits payable under the Plan with respect to the concerned Participant.

(b)	To be a QDRO, the Domestic Relations Order must meet the specifications set forth in Section 414(p) of the Code and must clearly specify the following:

1.	Name and last known mailing address of the Participant.

2.	Name and last known mailing address of each Alternate Payee covered by the Domestic Relations Order.

3.	The amount or the percentage of the Participant's benefit to be paid to each Alternate Payee, or the manner in which such amount or percentage is to be determined.

4.	The number of payments or period to which the Domestic Relations Order applies.

5.	Each Plan to which the Domestic Relations Order applies.

(c)	The status of any Domestic Relations Order as a QDRO shall be determined under the following procedures:

1.	Promptly upon receiving a Domestic Relations Order, the Employer will:

A.
refer the Domestic Relations Order to legal counsel for the Plan to render any opinion within 90 days (or such earlier period as shall be provided by applicable law) whether the Domestic Relations Order is a QDRO, and

B.	notify the affected Participant and any Alternate Payee of the receipt by the Plan of the Domestic Relations Order and of this procedure.

2.
Promptly upon receiving the determination made by the Plan's legal counsel of the status of the Domestic Relations Order, the affected Participant and each Alternate Payee (or any representative designated by an Alternate Payee by written notice to the Employer) shall be furnished a copy of such determination. The notice of determination shall state:

A.	whether the Plan’s legal counsel has determined that the Domestic Relations Order is a QDRO, and

B.
once such legal counsel determines whether the Domestic Relations Order constitutes a QDRO, that the Employer will commence any payments currently due under the Plan to the person or persons entitled thereto after the expiration of a period of 60 days commencing on the date of the mailing of the notice unless prior thereto the Employer receives notice of the institution of legal proceedings disputing the determination. The Employer shall, as soon as practical after such 60 day period, ascertain the dollar amount currently payable to each payee pursuant to the Plan and the QDRO, and any such amounts shall be disbursed by the Plan.

3.
If there is a dispute on the status of a Domestic Relations Order as a QDRO, there shall be a delay in making payments. The Employer shall direct that the amounts otherwise payable be held in a separate account within the Plan. If within 18 months thereafter, the Domestic Relations Order is determined not to be a valid QDRO, or the status of the Domestic Relations Order has not been finally determined, the segregated or escrow amounts (including interest thereon) shall be paid to the person or persons who would have been entitled to such amounts if there had been no Domestic Relations Order. Any Determination thereafter that the Domestic Relations Order is a QDRO shall be applied prospectively only.

(d)	An alternate payee shall be treated as a Participant who has terminated employment.

I.
Leased Employees. Any person who is a Leased Employee of any member of the Controlled Group shall be treated for all purposes of the Plan as if he were employed by a member of the Controlled Group which has not adopted the Plan.

J.
Uniform Services Employment and Re‑employment Rights Act.‑ Notwithstanding any provision of this Plan to the contrary, effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code and Appendix I.

SECTION 14
TOP‑HEAVY DEFINITIONS

A.
"Accrued Benefits" and “Accounts” are defined under regulations issued under Section 416 of the Code. The Accrued Benefit of any Employee (other than a Key Employee) shall be determined under the method which is used for accrual purposes for all plans of the Employer or if no such method exists, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under Code Section 411(b). For purposes of determining the present values of Accrued Benefits and the amounts of Accounts of Employees as of the Determination Date, the following rules shall apply, effective for Plan Years commencing after December 31, 2001:

1.
The present values of Accrued Benefits and the amounts of Accounts of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any Plan aggregated with the Plan under Section 416(g)(2) of the Code during the one year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death or Disability, this provision shall be applied by substituting “five year period” for “one year period”.

2.	The Accrued Benefits and Accounts of any individual who has not performed services for an Employer during the one year period ending on the Determination Date shall not be taken into account.

B.	"Beneficiaries" means the person or persons to whom the share of a deceased Participant's account is payable.

C.	"Determination Date" means for a Plan Year the last day of the preceding Plan Year.

D.	“Key Employee” means

1.
For Plan Years beginning prior to January 1, 2002, any person presently or formerly employed by the Controlled Group (and the Beneficiaries of such person), in accordance with Section 416(i) of the Code, who, at any time during the Plan Year or any of the four (4) preceding Plan Years, is:

i.
an officer of an Employer whose annual compensation, at the time the Top Heavy determination is being made, exceeds fifty percent (50%) of the amount then in effect under Section 415(b)(1)(A) of the Code; or

ii.    a five percent (5%) owner of an Employer; or

iii.	a one percent (1%) owner of an Employer having annual Compensation from the Company of more than $150,000.

provided, however, that for Plan Years commencing after December 31, 1984, a person who has not performed any services for the Controlled Group at any time during the five year period ending on the Determination Date (and the Beneficiaries of such persons) shall not be consider a Key Employee.

2.	For Plan Years beginning after December 31, 2001, any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was:

i.	an officer of an Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i) (1) of the Code for Plan Years beginning after December 31, 2002); or

ii.	a five percent (5%) owner of an Employer; or

iii.	a one percent (1%) owner of an Employer having annual compensation of more than $150,000.

For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

E.
"Non‑Key Employee" means any person presently or formerly employed by the Controlled Group (and the Beneficiaries of such person) who is not a Key Employee; provided, however, that for Plan Years commencing after December 31, 1984, a person who has not performed any services for the Controlled Group at any time during the five year period ending on the Determination Date (and the Beneficiaries of such persons) shall not be considered a Non‑Key Employee.

F.
"Permissive Aggregation Group" means each Qualified Plan of the Controlled Group in the Required Aggregation Group plus each other Qualified Plan which is not part of the Required Aggregation Group but which satisfies the requirements of Sections 401(a)(4) and 410 of the Code when considered together with the Required Aggregation Group.

G.
"Required Aggregation Group" means each Qualified Plan (including any terminated Qualified Plan) of the Controlled Group in which a Key Employee participates, and each other Qualified Plan (including any terminated Qualified Plan) of the Controlled Group which enables any Qualified Plan (including any terminated Qualified Plan) in which a Key Employee participates to meet the requirements of Section 401(a)(4) or 410 of the Code.

H.
"Super Top‑Heavy Group" means, for a Plan Year, the Required Aggregation Group if, and only if, the sum of the Accrued Benefits/Accounts (valued as of the Determination Date for such Plan Year) under all Qualified Plans in the Required

Aggregation Group for Key Employees exceeds ninety percent (90%) of the sum of the Accrued Benefits/Accounts (valued as of such Determination Date) under all Qualified Plans in the Required Aggregation Group for all Key Employees and Non‑Key Employees; provided, however, that the Required Aggregation Group will not be a Super Top‑Heavy Group for a Plan Year the Required Aggregation Group if the sum of the Accrued Benefits/Accounts (valued as of the Determination Date for such Plan Year) under all Qualified Plans in the Required Aggregation Group for Key Employees does not exceed 90% of the sum of the Accrued Benefits/Accounts (valued as of such Determination Date) under all Qualified Plans in the Permissive Aggregation Group for all Key Employees and Non‑Key Employees. If the Qualified Plans in the Required or Permissive Aggregation Group have different Determination Dates, the Accrued Benefits/ Accounts under each such Plan shall be calculated separately, and the Accrued Benefits/Accounts as of Determination Dates for such Plans that fall within the same calendar year shall be aggregated.

I.
"Top‑Heavy Group" means, for a Plan Year, the Required Aggregation Group if, and only if, the sum of the Accrued Benefits/Accounts (valued as of the Determination Date for such Plan Year) under all Qualified Plans in the Required Aggregation Group for Key Employees exceeds sixty percent (60%) of the sum of the Accrued Benefits/Accounts (valued as of such Determination Date) under all Qualified Plans in the Required Aggregation Group for all Key Employees and Non‑Key Employees; provided, however, that the Required Aggregation Group will not be a Top‑Heavy Group or a Super Top‑Heavy Group for a Plan Year if the sum of the Accrued Benefits/Accounts (valued as of the Determination Date for such Plan Year) under all Qualified Plans in the Required Aggregation Group for Key Employees does not exceed 60% of the sum of the Accrued Benefits/ Accounts (valued as of such Determination Date) under all Qualified Plans in the Permissive Aggregation Group for all Key Employees and Non‑Key Employees. If the Qualified Plans in the Required or Permissive Aggregation Group have different Determination Dates, the Accrued Benefits under each such Plan shall be calculated separately, and Accrued Benefits as of Determination Dates for such Plans that fall within the same calendar year shall be aggregated.

SECTION 15
TOP-HEAVY RULES

A.	Special Top‑Heavy Rules. If for any Plan Year the Plan is part of a Top-Heavy Group:

1.
Effective as of the first day of such Plan Year, any Non-Key Employee who accrues an Hour of Service on or after the first day of such Plan Year shall have Employer contributions (other than Salary Deferral contributions) allocated to his Account equal to at least three percent (3%) of such Non-Key Employee's Compensation. However, should the sum of the Employer's contributions (including Salary Deferral Contributions) allocated to the Participant's Account of each Key Employee for such Top-Heavy Plan Year be less than three percent (3%) of each Key Employee's Compensation, the sum of the Employer's contributions allocated to the Participant's Accounts of each Non-Key Employee shall be equal to the largest percentage allocated to the Participant's Accounts of any Key Employee. Effective for Plan Years beginning after December 31, 2001, Matching Employer Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. Matching Employer Contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the Actual Contribution Percentage Test and other requirements of Section 401(m) of the Code.

2.
Notwithstanding the provisions of Section 5B, a Participant's vested percentage shall not be less than the percentage set forth below for the Plan Year in which the Plan becomes Top-Heavy and for all future Top-Heavy Plan Years:

Full Years of Service Vesting Percentage

Less than 2 0%
2 20
3 40
4 60
5 80
6 or more 100

If any amendment to the Plan in any way directly or indirectly affects the computation of vesting percentage, each Participant with at least three (3) years of service with the Company may elect to have his vesting percentage computed under this Plan without regard to such amendment. The period during which election may be made shall commence with the date the amendment is adopted and shall end on the later of:

(i)	60 days after the amendment is adopted;

(ii)	60 days after the amendment becomes effective; or

(iii)	60 days after the Participant is issued written notice of the amendment.

IN WITNESS WHEREOF, the Company has caused the amended and restated Plan to be executed this 21st day of January, 2008.

SIGMA-ALDRICH CORPORATION

By: /s/ Douglas W. Rau

APPENDIX I

UNIFORMED SERVICES EMPLOYMENT AND REEMPLOYMENT RIGHTS ACT

1.
Application. The provisions of this Appendix apply to any Participant whose return to the employment of his Employer following Qualified Uniformed Service is initiated on or after December 12, 1994. "Qualified Uniformed Service" means military or other service satisfying the requirements described below.

2.
Conditions for Qualified Uniformed Service Credit. For a Participant to receive Service or Credited Service, or both, as described below, for "Qualified Uniformed Service" under this Appendix, the following conditions must be satisfied:

(a)	The Participant must have been engaged in "service in the uniformed services." For this purpose,

(i)
"service" means the performance of duty on a voluntary or involuntary basis under competent authority and includes active duty, active duty for training, inactive duty training, full-time National Guard Duty, and a period for which an individual is absent from employment for the purpose of an examination to determine the fitness of the individual to perform any such duty, and

(ii)
"uniformed services" means the Armed Forces of the United States, the Army National Guard and the Air National Guard for an individual engaged in active duty for training or inactive duty training or full-time National Guard duty, the commissioned corps of the Public Health Service, and any other category of persons designated by the President of the United States in time of war or emergency.

(b)
The Participant must not have been terminated from service in the uniformed services by reason of a dishonorable or bad conduct discharge or under any other of the circumstances described in section 4304 of title 38, United States

Code, or its successor.

(c)
The Participant must have satisfied the advance notice, cumulative length of absence, reporting and all other requirements necessary in order for the Participant to have been entitled to reemployment rights with his Employer and to pension plan rights pursuant to chapter 43 of title 38, United States Code, or its successor.

3.    Service and Credited Service. A period of Qualified Uniformed Service shall be taken into account in computing a Participant's Years of Service under the Plan, by crediting him with his years and fractions thereof of Qualified Uniformed Service, offset by any Years of Service to which the Participant otherwise is entitled for such period. No credit shall be provided for any period or portion of a period of Qualified Uniformed Service, however, to the extent the Participant would not have received credit for the period or portion of such period, had he continued to be employed by his Employer in the position he left to enter Qualified Uniformed Service.

4.
Five Year Limitation. A Participant's periods of Qualified Uniformed Service, when aggregated (and regardless of when served) shall not result in credit for more than five (5) Years of Service or such other number of years or partial years required by law. Additional periods, although not credited, shall not give rise to a Break-in-Service, provided that such periods continue to entitle the Participant to reemployment rights pursuant to chapter 43 of title 38, United States Code, or its successor.

5.
Compensation. If, based on the foregoing, a Participant is entitled to Years of Service for a period of Qualified Uniformed Service, the following additional rules apply. For purposes of determining the Participant's Compensation, the Participant shall be deemed to be in receipt of Compensation during such period of Qualified Uniformed Service at the rate Compensation would have been received but for the Qualified Uniformed Service. If such rate is not reasonably certain, the Participant shall be deemed to be in receipt of Compensation during such period of Qualified Uniformed Service at his average rate of Compensation during the twelve (12) month period immediately preceding the period of Qualified Uniformed Service (or, if shorter, the period of employment as a Participant immediately preceding the period of Qualified Uniformed Service).

APPENDIX II

TRANSFERRED ACCOUNTS

Accounts transferred from the CSL, Inc. 401(k) Plan

Accounts transferred from the Aldrich Supplemental Retirement Plan

Accounts transferred from the Sigma-Aldrich Supplemental Retirement Plan

Accounts transferred from the RBI, Inc. Plan